AMENDMENT

to

MUTUAL FUND SERVICES Agreement

Between

CAPITOL SERIES Trust

and

Ultimus ASSET SERVICES, LLC

This Amendment, effective as of January 1, 2020, revises the Mutual Fund Services Agreement, dated November 19, 2013, (the “Agreement”) between Capitol Series Trust (the “Trust”), and Huntington Asset Services, Inc., n/k/a Ultimus Asset Services, LLC (“UAS” and collectively, the “Parties”), an Ohio limited liability company, on behalf of the Meritage Growth Equity Fund, Meritage Value Equity Fund and Meritage Yield-Focus Equity Fund (the “Meritage Funds”).

WHEREAS, UAS seeks the Trust’s approval of a fee charged for securities quotations set forth in the Fund Accounting Fee Schedule to the Agreement;

WHEREAS, the Trust’s Board of Trustees is agreeable to the aforementioned fee.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties hereto agree to amend Exhibit E - Fund Accounting Fee Schedule of the Agreement to revise the securities pricing fees charged by UAS on behalf of the Meritage Funds as described below.

1.	Amendment. The section titled “II. Pricing and Capital Charges” in the Fund Accounting Fee Schedule is deleted and replaced with the following:

II. Pricing and Capital Charges

Price Quotes. The charges for securities/commodity price quotes are determined by UAS’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$[REDACTED]
International Equity (Non-Fair Value)	$[REDACTED]
International Equity (Fair Value)	$[REDACTED]
Options	$[REDACTED]
Futures (Listed)	$[REDACTED]
Corporate Bonds, MBS Bonds, MBS ARMs, & Money Markets	$[REDACTED]
Government/Agency	$[REDACTED]
Floating Rate MTN	$[REDACTED]
Municipal Bonds	$[REDACTED]
High Yield Corporate Bonds & High Yield Municipal Bonds	$[REDACTED]
International Bond	$[REDACTED]
ABS & ABS Home Equity	$[REDACTED]
CMO Non-Agency Whole Loan ARMs, CMOs, & CMO Other ARMs	$[REDACTED]
CMBS	$[REDACTED]
CDO & CLO	$[REDACTED]
Leverage Loans/Bank loans [monthly]	$[REDACTED]
Exchange Rates - Spot and Forwards	$[REDACTED]

Meritage – Capitol Series Trust

Amendment to Mutual Fund Services Agreement

January 1, 2020	Page 1

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Advisor Provided	$[REDACTED] per month up to 10 manual inputs
Controlled Foreign Corporation (CFC)	$[REDACTED]/month/CFC

Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

	Capitol Series Trust On behalf of the Meritage Growth Equity Fund, Meritage Value Equity Fund and Meritage Yield-Focus Equity Fund		Ultimus Asset Services, LLC By its Sole Managing Member, Ultimus Fund Solutions, LLC

By:	/s/ Matthew J. Miller	By:	/s/ David James
Name:	Matthew J. Miller	Name:	David James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer

Meritage – Capitol Series Trust

Amendment to Mutual Fund Services Agreement

January 1, 2020	Page 2